Exhibit 10.14

AXCAN PHARMA

Axcan Pharma US, Inc. 721 Route 202-206 1st Floor Bridgewater, New Jersey USA Telephone (908) 927-9600 Facsimile (908) 927-9648 www.axcan.com

March 27, 2009

Ms. Theresa Stevens

4635 Maiden Forest Road

Rhodesdale, MD 21659

Dear Theresa:

We are delighted to extend this offer of employment to you as Senior Vice President, Business Development, effective June 1, 2009, As a member of the Management Team, you will report to Dr. Frank Verwiel, President and Chief Executive Officer and be positioned in the Company’s Bridgewater, New Jersey office.

As Senior Vice President, Business Development, you will be responsible for increasing sales and profitability of the Company through strategic direction and effective management of the global business development function. You will also be responsible for successfully identifying and pursuing strategic and tactical business opportunities, mergers, acquisitions, partnerships, alliances, joint ventures, and overseeing assessment and negotiations to bring the right opportunities to fruition.

In this position, your annual base salary will be $320,000 and will be reviewed annually thereafter, in accordance with the policies of the Company. In addition, you will participate in Axcan’s Short-Term Incentive Compensation Plan effective FY2009, prorated based on length of time in your position. For FY2009, this position has an annual incentive target of 45% of base salary. Bonuses are earned, not guaranteed and are based on Company and individual performance.

You will also receive a special signing bonus of $35,000. This signing bonus will be paid to you as soon as reasonably possible following your employment date and is with the stipulation that should you leave the Company within 12 months from the first day of work, you will repay $35,000 and if you leave between the 13th to 18th month from the first day of work, you will repay $10,000 of this amount.

The Company is also pleased to award you with a one-time grant of 160,000 stock options, subject to Board approval. Details of the Management Equity Incentive Plan will be provided to you upon your acceptance of this offer.

You will be entitled to the full range of benefits extended to the senior management team and all U.S. employees at large, not limited to but including health and dental insurance, life insurance, disability insurance, and a 401 (k) retirement plan. The cost of employee only coverage is $3.00 per month. The cost of family coverage is $120.00 per month. Any amount due will be deducted from the last paycheck each month. Under the Company’s plan following a 30-day waiting period, new employees and any covered dependents become eligible for coverage on the first day of the month after completing the waiting period. Based on your employment date of June 1, 2009, after completion of the appropriate forms, you will be eligible for coverage July 1, 2009.

Theresa Stevens

You will also have an annual vacation allowance of four (4) weeks, prorated for 2009 and the week between Christmas and New Year’s. Eligibility for vacation accrual extends January 1 to December 31. A summary of the benefits is attached for your review and I will be happy to answer any questions you may have in this regard. You will also be eligible to the usual perquisites available to the members of the management team including a Company car or Company car allowance of $10,200 US.

Additionally, if the Company should terminate your employment or you resign within ninety (90) days after having your job responsibilities or base compensation materially reduced following a change of control, you shall be offered, in return for your execution of a general release, a lump sum severance payment equivalent to 12 months of your base salary. This is provided that you give the Company written notice of the existence of the condition within ninety (90) days of its initial existence and the Company fails to cure the condition within thirty (30) days of receiving your written notice; and your termination of employment occurs on or within 24 months after a change of control and the acquiring or resulting company does not offer you a comparable position.

For the purposes of this agreement, Change of control is defined as: (1) the acquisition of a majority of the voting shares of the Company by a person or organization acting individually or in concert; (2) a merger in which the Company is not the surviving entity or in which the Company’s stockholders immediately before the merger do not afterward control a majority of the voting or equity interests of the surviving entity; (3) a sale of all or substantially all of the Company’s assets; (4) a change in the composition of the Board of Directors such that a majority of the Company’s Directors are replaced over any period of two years by Directors whom the Directors did not nominate; and/or (5) liquidation or dissolution of the Company.

Both during the course of your employment with us, as well as after, if applicable; you will undertake to keep confidential all information or trade secrets relating to our organization except where warranted in the normal course of business. We Will provide a confidentiality agreement for your signature.

By accepting this position with the Company, you represent and confirm that you are not in breach of any agreement entered into with any other party including, without limitation, any agreement relating to confidentiality of information, property of information, Intellectual property, non competition, non solicit or other restrictive covenant.

As part of the pre-employment process, all of the matters set out herein are conditional upon successfully passing a hair sample drug test and final background checks.

Theresa Stevens

I have tried to include all the details regarding your employment package. If further clarification is needed, please call me at (205) 991-8085 Office or (205) 999-0724 Mobile. If you agree to the terms and conditions in this letter, please sign in the space provided and return the third page of this letter to me in the Birmingham Office via fax (205) 991-0639 by March 30, 2009.

Theresa, we are excited that you are considering joining our organization. I look forward to working with you.

Sincerely,

/s/ Martha D. Donze
Martha D. Donze Vice President Corporate Administration

Attachments

CC: Dr. Frank Verwiel

Theresa Stevens

PLEASE READ CAREFULLY BEFORE SIGNING

I understand that this offer does not constitute a contract of employment, express or implied, guaranteeing employment for any specific duration. All employment relationships with Axcan Pharma are on an at-will basis. Both Axcan Pharma and I are free to terminate my employment at any time, for any reason, with or without cause, or prior notice. I understand that this offer and my employment are contingent upon passing a hair sample drug test. I further understand that Axcan Pharma reserves the unrestricted right to change or modify any available fringe benefits at any time without prior notice and that Axcan Pharma reserves the discretionary authority to interpret all provisions of employment and available fringe benefits.

I understand by accepting this position with the Company, I represent and confirm that I am not in breach of any agreement entered into with any other party including, without limitation, any agreement relating to confidentiality of information, property of information, Intellectual property, non competition, non solicit or other restrictive covenant.

I understand that no supervisor, manager, or representative of Axcan Pharma other than the President or Vice President, Corporate Administration has the authority to enter into any agreement with me for employment for any specified period or to make any promises or commitments contrary to the foregoing. Further, any employment agreement entered into by the President or Vice President, Corporate Administration shall not be enforceable unless it is in writing.

By signing this letter, the Employee also agrees that Axcan Pharma has made no promises other than those outlined in this letter.

ACCEPTED

/s/ Theresa Stevens
Theresa Stevens

3/27/09
Date